Exhibit 99.1

Filed by Dynegy Acquisition, Inc.

Pursuant to Rule 425 of the Securities Act of 1933, as amended, and deemed filed pursuant to Rule 14a-12 of the Securities Exchange Act of 1934, as amended

Subject Company: Dynegy Inc.

Commission File No: 333-139221

DYNEGY

Moderator: Bruce Williamson

12-13-06/7:00 am CT

Confirmation #2425035

DYNEGY

Moderator: Bruce Williamson

December 13, 2006

7:00 am CT

Coordinator:	Hello and welcome to Dynegy Incorporated 2007 Earnings Estimates Teleconference.

At the request of Dynegy the conference is being recorded for instant replay purposes. Please note that all lines are in a listen only mode until the question and answer portion of today’s conference. At that time you may press star one on your touchtone phone if you have a question. You will be prompted to record your first and last name and company name for pronunciation purposes.

Now I’d like to turn the conference over to Miss Norelle Lundy, Vice President of Investor and Public Relations. Ma’am you may begin.

Norelle Lundy:

Good morning everyone and welcome to Dynegy’s investor conference call and webcast covering the company’s 2007 earnings and cash flow estimates. As is our customary practice before we begin this morning, I would like to remind you that our call will include statements reflecting assumptions, expectations, projections, intentions or beliefs about future events, particularly

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Moderator: Bruce Williamson

12-13-06/7:00 am CT

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with respect to the estimates we will be providing in a proposed combination with LS Power, which was announced on September 15.

These and other statements not relating strictly to historical or current facts are intended as forward-looking statements. Actual results though may vary materially from those expressed or implied in any forward-looking statements.

For a description of the factors that may cause such a variance, I would direct you to the forward-looking statements legend contained in today’s news release and in our SEC filings, which are available free of charge through our website at Dynegy.com.

In connection with the LS Power combination, Dynegy has filed a preliminary proxy statement and prospectus with the SEC. Investors and security holders are urged to carefully read the important information contained in these materials regarding the proposed combination.

Investors and security holders can obtain a copy of the preliminary proxy statement and prospectus and other documents containing information about Dynegy and LS Power free of charge at the SEC’s website at sec.gov. Dynegy will file at least one amendment to the preliminary proxy statement and prospectus before it is declared effective by the SEC.

Any amendment, when filed, will also be available on Dynegy’s website at Dynegy.com and the SEC’s website at sec.gov. With that I will now turn it over to our Chairman and CEO, Bruce Williamson.

Bruce Williamson:	Good morning and thank you for joining us. We’re in New York City this week for meetings with many of our investors, analysts, rating agencies, and several of our banks.

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Moderator: Bruce Williamson

12-13-06/7:00 am CT

Confirmation #2425035

Joining me in New York this morning are several members of Dynegy’s management team, including Steve Furbacher, our President and Chief Operating Officer, Holli Nichols, our Chief Financial Officer, Chuck Cook, our Treasurer, and Carolyn Stone, our controller.

In Houston dialed into the call this morning is Kevin Blodgett, our General Counsel, and Lynn Lednicky, head of strategic planning and corporate and business development. Also with us in New York is Jason Hochberg from LS Power.

This morning we will cover the anticipated financial contributions of the combined Dynegy and LS Power portfolios for 2007. And in doing so we will describe what we believe is a very compelling value proposition for our investors. Let’s now turn to the agenda for our call, which is highlighted on Slide 3 for those of you who are following along online via the webcast.

I will begin this morning by providing an LS Power combination overview. In this section I will cover Dynegy’s new business structure and key financial metrics. We will then move on to the combination’s three key benefits, which are accretion, stability, and growth.

I will then discuss combination goals and objectives. Holli will then cover Dynegy’s generation business segment outlook for 2007 as well as value drivers and major assumptions by region. She will then cover 2007 cash flow and earnings estimates for our total company earnings sensitivity. And finally we will close with a brief discussion of our value proposition for investors. And following these prepared remarks we’ll take your questions. Please turn to Slide 4.

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Moderator: Bruce Williamson

12-13-06/7:00 am CT

Confirmation #2425035

I would now like to turn your attention to our proposed combination with LS Power, which is expected to be completed at the end of the first quarter 2007. I want to provide a refresher of the combination, which will represent a very transforming event for the company and our investors.

Today Dynegy is primarily a baseload coal-fired generator with a peaking fleet. As a low cost provider, our coal fired portfolio currently produces strong cash flow, while our peakers are expected to provide significant leverage in a market recovery scenario.

With LS Power we add an intermediate combined cycle gas fired generator which has been commercialized for 2007 with substantial contracted cash flows while retaining market recovery upside.

One point I would like to make is that since the announcement of the combination with LS, we have seen significant value growth in intermediate combined cycle power portfolios, which are very good indicators of similar growth and value of the LS assets. This growth and value, in my opinion, reflects the continued broader power market recovery along with a generally strong US economy and associated power demand.

This strategic combination captures the value growth and also provides diversification alongside of a significant enhanced scale and scope in key regions. I would now like to touch on three key benefits of the combination, which are accretion, stability, and growth.

We expect the addition of the LS Power fleet to be significantly accretive to Dynegy’s 2007 free cash flow compared to our results on a stand alone basis. The combination provides greater stability through more diversified

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Moderator: Bruce Williamson

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geography, fuel, dispatch, and commercial capabilities, which in turn reduces overall cash flow volatility for our investors.

And finally we expect growth to come in two ways. First, through the consolidation benefits of increased megawatts or productive assets under management with a very modest incremental cost to significantly enhance our competitive position. And second, the 50/50 development joint venture with LS Power presents opportunities to harvest value from organic growth.

Through accretion, stability and growth our goal is to capture value across the spectrum and across investment horizons for our investors. Please turn to Slide 5.

This slide illustrates our business structure in terms of New Dynegy’s reportable business segments. While Holli will cover our financial expectations in more detail, I’d like to highlight here that the combined portfolio is expected to produce an anticipated range of operating cash flow of between $600 and $700 million and more importantly, free cash flow of between $415 and $515 million for 2007.

Our midpoint estimate for the combined company’s 2007 EBITDA is approximately $1.1 billion, which in turn contributes to 2007 estimated net income of between $190 million and $255 million.

At this point I would like to discuss the company’s combined - the company’s three ongoing business segments and their estimated 2007 financial results. The company’s 2007 EBITDA estimate for the Midwest segment is a range of $745 to $795 million with approximately 9500 megawatts of generating capacity. The Midwest includes the company’s baseload coal-fired generation fleet, combined cycle gas facilities and peakers in MISO and PJM.

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Moderator: Bruce Williamson

12-13-06/7:00 am CT

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Our 2007 EBITDA estimate for the West segment is a range of $215 to $235 million. Here, 6700 megawatts of generation capacity, the West includes the combined cycle natural gas fire facilities in peakers in the western region and ERCOT regions.

Looking at the Northeast segment, the combined company’s EBITDA estimate is a range of $175 million to $205 million, made up of 3800 megawatts of generation capacity. The Northeast includes baseload coal, combined cycle gas, and dual fuel facilities in the New York ISO and NEPOOL regions.

And finally Other, which includes our general and administrative costs, our development portfolio, and Dynegy’s remaining customer risk management or CRM business will have an estimated loss before interest in taxes, depreciation and amortization of between $115 million and $105 million. Please turn to Slide 6.

This slide demonstrates how the combination is accretive to 2007 free cash flow metrics. The bars show the estimated 2007 contribution to EBITDA and free cash flow for both entities on a stand alone basis. Bar on the left shows Dynegy and LS Power contributing 75% and 25% respectively of the combined entity’s EBITDA.

For reference, we have included first quarter 2007 EBITDA estimates for LS to illustrate its GAAP earnings potential on a full year basis, which is a range of $305 to $365 million. Before we move on to free cash flow, I’d like to point out that the mid point here of $335 million on a 12 month basis differs from the $380 million we previously discussed on September 15.

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Moderator: Bruce Williamson

12-13-06/7:00 am CT

Confirmation #2425035

This difference relates to GAAP accounting treatment of some financial hedge contracts for which earnings are being reflected in 2006 but cash flows will occur and be recorded in 2007.

So in short, full year cash flows or economics will include approximately $55 million for the settlement of certain of these contracts. The earnings associated with these contracts were recognized in prior years and therefore are not included in 2007 generally accepted accounting principles and EBITDA estimates included here.

So when adjusting for this accounting treatment, the LS portfolio’s overall economic results are in line or better than our combination estimate. Let’s now focus on cash flow, which we believe is the more important metric.

The middle bar shows both Dynegy and LS portfolios free cash flow combinations on a stand alone basis approximately equal to each other at $180 to $230 million. I would also point out here that we’re assuming LS for only the second, third and fourth quarters of 2007.

When you compare the percentages of free cash flow to EBITDA, the difference results from LS Power’s combined cycle facilities requiring relatively modest cape-x and resulting therefore in greater free cash flow. Therefore, as I have stressed, whenever we have met with investors since the announcement, rather than EBITDA, the better measurement to focus on is free cash flow generation.

Looking at the two bars on the right, free cash flow accretion on a per share basis increases from a range of $.36 to $.46 for Dynegy on a stand alone to a range of $.48 to $.61 for New Dynegy on a combined basis.

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Moderator: Bruce Williamson

12-13-06/7:00 am CT

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For the combined company we calculate free cash flow per share here using a weighted average share count of 755 million shares, reflecting again that we expect to have the LS assets and the associated shares outstanding for about nine months of 2007 assuming a closing around the end of the first quarter.

But in summary, the key takeaway is that the combined entity produces more free cash flow than does stand alone Dynegy, which benefits all of our investors. Please turn to Slide 7.

This slide demonstrates how the combined portfolio will be less sensitive to commodity changes - commodity price changes. Turn your attention to the box in the center of the slide. Considering the Dynegy assets on a stand alone basis, a plus or minus change in natural gas prices of $1 could be expected to result in a change in EBITDA of approximately $50 million or about 10%.

For the combined company, a $1 change in natural gas is also about a $50 million change. But given the significance of the contracted gross margin and overall higher EBITDA, this is only about a 4% change going forward. The key takeaway here is that forward sales around the LS assets and Dynegy’s commercialization of certain of its assets for 2007 provide a base level of EBITDA that is less sensitive to swings in gas prices.

As we have done in the past, we will actively manage certain forward sales commitments in response to near-term market prices movements and operational conditions. With that as a backdrop, I do want to emphasize that Dynegy has been somewhat more aggressive in selling into 2007 here than we were in 2006.

In that regard, we expect to enter 2007 with about 50% of the combined company’s estimated gross margin already contracted under forward sales

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Moderator: Bruce Williamson

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commitments. Again, please bear in mind that we are planning here on closing the combination around the end of the first quarter.

These commercial commitments include our contract with Ameren via the Illinois auction process, reliability must run contracts, tolling arrangements, bilateral and energy sales agreements, and other financial forward-sales contracts. In addition, many LS power forward sales contracts were structured to retain capacity market upside. Please turn to Slide 8.

I've been talking about the benefits of consolidation in the electricity sector for about two or three years now. The sector is far too fractured and the companies in it do not have enough assets under management to be efficient, in my opinion, in terms of G&A relative to productive assets.

Shareholders should be seeking consolidation potential, which should in turn deliver significant increases in shareholder value over the long term, as they have realized in the oil and gas sector and create companies which are much more capable of realizing growth for shareholders and are also more resilient to commodity cycles in both protecting against the downside as well as participating in the upside.

Slide 8 clearly demonstrates this value creation in the proposed combination with LS Power. It is expected to result in a power generation platform with much greater scale and scope without a proportionate increase in cost, which I would quite simply call the consolidation benefit.

We will almost double the size of our fleet from slightly less than 12,000 megawatts to about 20,000 megawatts and we will be able to achieve this significant increase in size without a proportionate increase in cost structure.

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Moderator: Bruce Williamson

12-13-06/7:00 am CT

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We believe our G&A will go up by only about $20 million for the nine months of 2007 after the combination is expected to close, going from $140 million to $160 million, excluding transaction related expenses. On a percentage basis, megawatts are expected to therefore increase by about 71% while G&A will only go up by 14% for 2007.

We have a management team committed to delivering the consolidation benefit into shareholder value. And in doing so, is very focused on tightly managing our cost structure. As such, we believe that our 2007 G&A estimate of $160 million is also a good marker for the company’s combined annual G&A spend rate.

Consolidation benefits provide further opportunities for growth, whether it comes from our development portfolio or future consolidation in the electricity sector. All in all, the combined company’s platform significantly enhances our competitive position by adding quite simply more assets under management. Please turn to Slide 9.

This slide provides an update on the development portfolio since our combination announcement on September 15. Plum Point has entered into two new 30-year power purchase agreements for a total of 120 megawatts. This is in addition to an already-agreed 200 megawatt contract which obtained final approvals.

These contracts provide for a pass-through of fuel and operating costs, so the project effectively takes no commodity risk. From the strength of these new power contracts, refinancing proposals are under active consideration, which could allow for much more favorable financing terms to lower overall costs as well as significant reductions in equity contributions and credit support requirements, which should therefore in turn boost returns for our shareholders.

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Moderator: Bruce Williamson

12-13-06/7:00 am CT

Confirmation #2425035

When combined, these strong contracts and financing opportunities demonstrate the significant continued development value being created by LS’s development teams just since the combination was announced, which in turn flow to Dynegy shareholders.

In addition, progress is continuing on other development projects that have the potential to grow and capture value for our investors. The Long Leaf project in Georgia has received its draft air, water, and waste water permits. Overall I think things are going very well and better than expected, particularly on the power purchase agreement side, as evidenced by Plum Point.

Going forward we will continue to provide details on our development progress. But I would emphasize the development progress will fluctuate as we make more progress in some quarters than in others.

The bottom line is that LS Power’s diligence in terms of gaining necessary approvals and community support has created value and continues to create value today on a number of projects to provide options for us to harvest significant value from the development joint venture. Please turn to Slide 10.

Where would we be without a Dynegy to do list going into a year? Slide 10 shows three of our big picture to do list items to maximize value for our shareholders around the LS combination and set the stage for future consolidations in the sector.

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Moderator: Bruce Williamson

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While these are not sequential activities, the first one on the page deals with getting the deal to closing and having the business integrated on Day 1. In integrating the two portfolios, this relates to integration of accounting, IT, HR, O&M, fuel, dispatch, commercial, and other key systems and having them on the Dynegy platform on the day of closing.

It also relates to getting the deal to closing, which largely deals with various regulatory undertakings, which include the preliminary proxy and prospectus that Norelle mentioned, which was filed with the SEC on December 8, the Hart-Scott-Rodino waiting period, which expired on November 27, FERC filings, which have been submitted and no protests were received — so FERC approval is expected within the coming weeks — and an affirmative shareholder vote, which will be required from our shareholders of at least 2/3 of our Class A shares.

The second to do is having a treasury team work with both Dynegy and LS bankers to go through the right hand side of the balance sheet and build a suitable capital structure. This includes looking for ways to enhance our flexibility and minimize costs while protecting our credit ratings. During the last four years we have worked diligently to simplify our capital structure and we will continue these efforts.

Last, but — as I said, since these are simultaneous efforts — certainly not least, the corporate development group will be going through the left hand side of the balance sheet to call the portfolio a little bit. We will be focusing on those assets that are not a strong geographic or commercial fit with possibly including an opportunistic monetization based on what we believe are opportunities to capture value for our shareholders.

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Moderator: Bruce Williamson

12-13-06/7:00 am CT

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I believe these three initiatives will allow us to capture value and then set the stage for future growth and leadership in the continued consolidation of the electricity sector. With that I will turn it over to Holli.

Holli Nichols:	Thanks, Bruce. In the next few slides I will cover detailed assumptions underlying our anticipated operational results for our three generation business segments, consisting of the Midwest, the Northeast, and the West, the consolidated cash flow and earnings guidance for new Dynegy, and the sensitivity of our estimates based on changes in gas prices and other factors.

As is customary, we have selected a pricing curve a few weeks prior to our call. And the estimates discussed today are based on forward prices as of November 1.

I will be covering EBITDA and free cash flow, which are non-GAAP measures. For Reg G purposes we have reconciled EBITDA to the GAAP measure of net income and free cash flow to the GAAP measures of cash flow from operations and cash flow from investing activity. We’ve included these reconciliations in the slide presentation accompanying this webcast.

The 2007 estimates assume the Dynegy LS Power combination will close at the end of the first quarter 2007. As such, as Bruce mentioned, our estimates reflect Dynegy’s stand alone contribution for the first quarter of 2007. For the second, third, and fourth quarters of 2007, estimates reflect the contribution of the combined Dynegy and LS Power portfolios.

Please turn your attention to Slide 12. For the Midwest segment, our plan includes 2007 forward prices averaging approximately $58 and $59 for NI Hub Con Ed and Cinergy. These - this compares to 2006 prices of approximately $53, and $52 for NI Hub/Com Con Ed and Cinergy.

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Moderator: Bruce Williamson

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For our Midwest segment we anticipate 2007 sales volume of 26 to 27 million megawatt hours and EBITDA in the range of $745 to $795 million. As Bruce discussed earlier, Dynegy and LS Power have already entered into various forward sales commitments covering about 50% of the combined companies’ estimated gross margin for 2007. For the Midwest that includes up to 1400 megawatts under the Illinois auction, various bilateral agreements and other financial forward sale contracts, and a tolling arrangement off the Kendall facility.

I’d like to take a moment to discuss key drivers for EBITDA associated with the remaining merchant volumes. Results in the MISO region will be impacted by the outright price of power for the uncontracted portion of our baseload coal fleet as well as the spark spread for our gas fired combined cycle and peaking plants. In the PJM region, the key driver is the spark spread for our uncontracted gas fired combined cycle units.

In terms of fuel, I would turn your attention to our long-term PRB coal and rail contracts. The delivered price at our Baldwin facility, which is a benchmark for our Midwest fleet, is expected to be approximately $1.35 per MMBTU. Delivered costs are up only marginally over the last few years, even with the significant upward turn in coal prices.

This is due to the favorably priced rail contract, which runs through 2013. Approximately 97% of our coal requirements are contracted through 2010 with 98% contracted at a fixed price through 2008, a portion of which is subject to a pending arbitration proceeding.

And finally, we have assumed that our entire fleet, including the Midwest will achieve in-market availability of 90%. Please turn to Slide 13. For the

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Moderator: Bruce Williamson

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Northeast segment, our plan includes 2007 forward prices averaging almost $89 for a New York Zone G, which is relevant to the Roseten and Danskammer facilities.

The Mass Hub is a new pricing point for us and applies to the Bridgeport and Casco Bay facilities. Forward curves for this region project pricing to be in the mid $80’s in 2007. This compares to 2006 prices of approximately $76 and $70 for New York Zone G and Mass Hub respectively.

We’ve assumed 2007 sales volumes of 10 to 11 million megawatt hours and in-market availability of 90%. EBITDA of $175 million to $205 million includes reliability must run, bilateral and capacity agreements, as well as financial forward sales contracts.

I’d like to point out that EBITDA includes a $50 million charge related to the Central Hudson operating leases. These were used to fund the acquisition of the Roseten and Danskammer facilities in 2001. Internally, we view these leases as a corporate level financing decision and therefore include these operating leases in our debt and other obligations and as part of our capital structure.

It’s also important to consider the differences between EBITDA and cash flows of the Northeast segment resulting from the accounting for the Central Hudson leases as well as the Independence Con Ed capacity contract. As I mentioned, our Central Hudson lease expense of approximately $50 million will be classified as operating expense in accordance with GAAP.

Similarly, estimates for 2007 include a related cash payment of $108 million that is reflected in generation operating cash flows. Additionally, our 2007 estimated operating income includes approximately $50 million associated with the Con Ed contract, while 2007 estimated operating cash flow includes a cash receipt of approximately $100 million related to the capacity contract for the Independence facility.

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Moderator: Bruce Williamson

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Now I’d like to turn your attention to the key drivers for EBITDA related to our merchant volumes in the Northeast. In the New York ISO this is expected to be influenced by spark spreads for our uncontracted combined cycle gas and fuel oil unit and the outright power price for uncontracted base load coal volumes.

In NEPOOL, the key driver for merchant results relates to the spark spread for uncontracted combined cycle gas units. In terms of fuel, we anticipate a delivered price of South American coal of approximately $2.90 per MMBTU. One hundred percent of our Northeast coal supply is contracted at a fixed price in 2007, with diversified suppliers and loading ports. In addition, we anticipate approximately $8.85 per MMBTU for indexed based prices of fuel oil. Please turn to Slide 14.

For the West segment, our plan includes 2007 forward prices averaging approximately $75 in both NP15 and ERCOT. This compares to 2006 prices in the low to mid $60s for each of these regions. We anticipate 2007 sales volumes of 15 to 16 million megawatt hours and assume in-market availability again of 90%.

EBITDA of $215 million to $235 million includes amounts currently contracted through reliability must run and steam contracts as well as the tolling agreements and financial forward sales contracts.

Market drivers in the West and ERCOT include the spark spread for uncontracted gas fired combined cycle and peaking units, as well as the ancillary services markets. In this segment the fuel price risk is generally

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Moderator: Bruce Williamson

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passed through under the terms of the hedges and tolling agreements, or fuel is purchased from the merchant portion of the fleet at index related prices.

Please turn to Slide 15. Now I’d like to cover our consolidated 2007 cash flow and earnings estimates for the combined portfolio, which does assume the Dynegy and LS Power combination will close at the end of the first quarter of 2007.

As this slide demonstrates, based on November 1 pricing curves, we estimate total GAAP operating cash flow of $600 to $700 million for 2007. This includes a contribution of $1.2 to $1.3 billion from our generation business segment and a use of $570 to $560 million from Other, which includes all interest payments, including the Sithe interest that was previously reflected in our generation business segment.

For investing cash flow, our 2007 combined company estimates reflect $170 million for routine maintenance capex, $90 million for the environmental capex related to our consent decree, $155 for development capex related to Plum Point, which is expected to be funded from restricted cash, a $10 million investment in the development portfolio, $55 million in net proceeds from asset sales and acquisition costs, which represents $200 million of cash inflows from generation asset sales offset by $100 million in cash paid to LS Power at closing, and $45 million in expected transaction costs. And finally, $185 million change in restricted cash that reflects the release of cash from the Plum Point debt facility.

This brings our estimated 2007 combined company free cash flow, which is GAAP operating cash flow plus GAAP investing cash flow, to a range of positive $415 million to $515 million. Adding back adjustments related to acquisition

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costs, less proceeds from asset sales, the free cash flow from our core business is expected to be a positive $360 million to $460 million.

A final note before turning to our earnings estimates — as I mentioned a moment ago, the 2007 plan reflects asset sale proceeds of $200 million. Based on the execution of our plan to opportunistically rationalize the asset portfolio, this amount could be between $200 million and perhaps in excess of $500 million.

In determining which assets may be divested, we’re considering those that are primarily peaking in nature, which generally operate in locations where market recovery is projected to occur much later than in other regions where the new company will have a significant asset position and facilities where the value can be captured today outweighs the benefits of continuing to own and operate these assets.

We have analyzed the book impact of our strategy and concluded that one of our Southeast peakers has been impaired. We expect to incur a pre-tax charge of about $40 million in the fourth quarter of 2006. Additionally, depending on the level of divestitures, 2007 earnings and cash flow estimates could be reduced.

Please turn to Slide 16. Here we have our 2007 earnings estimates broken out by segment based on November 1, 2006, quoted forward curves for commodity prices. The EBITDA estimate for the combined companies’ generation business segments is a range of $1.1 to $1.2 billion, which includes a range of $745 to $795 million from the Midwest segment, $215 to $235 million from the West segment, and a range of $175 to $205 million from the Northeast segment.

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Moderator: Bruce Williamson

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In addition, we estimate net expenses in the range of $105 to $115 million from Other. Other includes G&A costs of approximately $160 million, primarily offset by interest income. The interest expense of $435 million includes approximately $30 million for Plum Point, which is funded through a separate construction financing arrangement, and tax expense reflects an effective tax rate of 38%.

After taking all of this into consideration, our 2007 total EBITDA estimate for New Dynegy is a range of $1 to $1.1 billion. We project GAAP net income applicable to common shareholders in the range of $190 to $255 million and EPS of $.25 to $.34.

Before leaving this slide, please note that these estimates do not include purchase accounting adjustments, which will be determined and recorded at the time of the closing of the LS Power combination. Please turn to Slide 17.

We customarily demonstrate the sensitivity of our generation business and our EBITDA estimates to natural gas commodity pricing. In the box on the right, you can see that the estimated 2007 average natural gas price, based on forward curves as of November 1, is $8.05 per MMBTU as compared to an average 2006 price of approximately $6.80.

The larger box on the left is a sliding scale view of generation EBITDA ranges at different 12 month average prices for natural gas. The horizontal range reflects 2007 generation EBITDA sensitivity to changes in gas prices. And the vertical range is meant to reflect the potential variability in other assumptions such as fuel oil pricing, O&M expenditures, capacity sales, ancillary services and the like.

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Moderator: Bruce Williamson

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Again, for every dollar plus or minus change in the price of natural gas we would expect to see a change in generation EBITDA of about 4% or approximately $50 million. The key takeaway here is that we do expect to enter 2007 with more gross margin contracted than we did entering 2006.

However our merchant volumes will remain sensitive to commodity prices. And by employing a near-term strategy around additional forward sales commitment we will focus on maximizing our operating margins.

With that I’ll turn it back over to Bruce who will conclude today’s prepared remarks.

Bruce Williamson:	Thanks Holli. Please turn to slide 19. I believe we’ve been able to demonstrate the potential value to investors of our proposed combination with LS Power which is expected to deliver accretion, stability and growth. I would like to end our prepared remarks by describing the multiple value options for Dynegy.

In terms of near-term value we anticipate less volatility given the more predictable free cash flow from the addition of LS Power’s operating assets, including 8000 megawatts of generating capacity, and commercial strategies which together with Dynegy result in about 50% of our gross margin already sold for 2007 provide that greater stability of result.

Over the medium term we believe our value proposition will be demonstrated through greater fuel dispatch and geographic diversity in key regions. In terms of fuel about 21% of the fleet will be coal-fired or with combined-cycle gas at approximately 33% and peaking gas generation at 40% and dual fuel generation at 6%.

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Moderator: Bruce Williamson

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In terms of dispatch diversity the notable difference from our current portfolio is the increase in intermediate capabilities with the company's combined-cycle natural-gas-fired fleet. In terms of geographic diversity the combination strengthens our presence in the Midwest and Northeast while also adding a strong market position on the West Coast with well-performing economic assets.

And finally the increased scale and scope of the combination does not come at the expense of much higher G&A as we anticipate modest incremental cost while demonstrating the scalability to have more assets under management and capture the consolidation benefit for our shareholders.

In terms of long-term value we will have a strong vehicle for growth through our participation in a proven development platform that continues to grow significant value day after day. This includes more than 7600 megawatts of predominately coal-fired generation in various stages of development and approximately 2300 megawatts of re-powering opportunities at existing sites.

Development represents one approach to future growth. The other growth driver will come from our participation in the consolidation of the electricity sector which is just now beginning to occur.

With our experienced management and development teams and scalable platforms, our intention is to close and integrate the LS combination quickly and efficiently and then be positioned to take advantage of future consolidation opportunities and harvest these sorts of benefits multiple times over for our shareholders.

With that let’s move to the question and answer portion of the call this morning. Operator, we’ll take the first call.

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Coordinator:	Thank you. Our first question comes from Andy Smith from J. P. Morgan.

Andy Smith:	Hey. Good morning guys.

Bruce Williamson:	Hey Andy. How are you?

Holli Nichols:	Good morning.

Andy Smith:	Good. How are you guys?

Bruce Williamson:	Good.

Andy Smith:	Hey. I had a couple of just kind of mechanical questions so I can understand what’s in the outlook and guidance you guys gave. And then I wanted to follow up on a comment you made about capacity upside potential at the LS Power book, Bruce.

As far as the guidance, you guys had mentioned in the past that LS Power had outsourced its power, you know, power transactions as well as fuel procurement to a third party. Maintenance was outsourced and that sort of thing.

Is cancellation of those contracts and bringing those into the Dynegy platform, is that included in your guidance or is that still something you need to work on end of the year?

Bruce Williamson:	That in effect I believe would be largely included in our guidance in terms of what the overall plan is. You know, what we're talking about there is, you

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know, LS outsourced the fueling and the dispatch and basically I would say the commercialization of the assets as well as O&M.

Clearly at Dynegy we have a platform that can do the fueling and dispatch. We have a experienced team who I think does an outstanding job with O&M and overall operation of the plant as do the asset managers of LS. So I think we can combine those talents together on both the operating side and the commercial side and, you know, bring them in and harvest value for our shareholders.

Andy Smith:	Okay, great. And then what - it - same - would the same be true for the balance sheet savings as well or is that something that would be upside?

Bruce Williamson:	We have made assumptions on - certain assumptions on how we think the treasury teams of both LS and Dynegy are going to go through the balance sheet and how we will look to redo our bank facilities and streamline things.

And, you know, some of that is in - obviously we hope for additional upside. But we put in what we believe is a reasonable assumption of what’s achievable.

Andy Smith:	Okay, great. And is that something as far as the balance sheet is that — I mean obviously you can’t do anything until the deal closes — but is that something you’re working on now such as you’ve basically got a plan in place that you can pull the trigger pretty close to close? Or is that something that would take a little time after the close to execute?

Bruce Williamson:	We’re basically working on that. Again, both teams led by Chuck Cook, our Treasurer, is being worked on, you know, as we speak. And I think the

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majority of that will be looked to be worked on, you know, up and, you know, to closing so that things are ready to be implemented at the time of closing.

Andy Smith:	Okay, great. And that’s helpful. And then on the — just one other kind of detail question — on the asset sales target where you guys talk about the potential 200 to 500 million of proceeds. Would that include potential development portfolio assets as well or is that simply the existing steel on the ground?

Bruce Williamson:	That’s steel on the ground. That’s out of the Dynegy portfolio.

Andy Smith:	Okay, great. But that’s helpful.

Bruce Williamson:	You had said some - Andy, you said something about capacity, LS Power capacity upside?

Andy Smith:	Yeah. And that was the one last question I wanted to follow up with you on. You made a comment about how the LS Power contracts were structured to preserve potential upsides for capacity pricing.

If you could just maybe elaborate on that a little bit, explain is that built into the structure of the contract where it scales up. Does it have to happen through the market? And sort of how do you expect that to play out going forward?

Bruce Williamson:	Okay. I’m going to let Jason Hochberg address that. So we do have multiple people here. I want to make sure everybody gets involved in the call.

Jason Hochberg:	How are you today? What we mean by that is that our capacity products like resource adequacy, FCM, RPM and PJM, those positions have largely been kept open and are not sold, for example, under our financial hedges.

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So we haven’t locked in those revenues. And so the way the tolls and the hedges are structured is that those positions are open and available to be sold on the marketplace.

Andy Smith:	Okay, so it would be exercised through the market. It’s not a function where the contract addresses that. It would simply be you guys out monetizing capacity opportunities.

Jason Hochberg:	Right.

Andy Smith:	Got you. Any sense of when you think that may start to kick in or step up?

Jason Hochberg:	Well we’re, you know, we’re in the process now of putting on some of those arrangements. And we’ve largely kept those positions open, particularly beyond the 2007 timeline as we think those markets develop and the pricing signals become clearer.

Andy Smith:	Great. That’s been very helpful. Thanks guys.

Bruce Williamson:	Okay. Thanks Andy.

Coordinator:	To ask your question, please press star 1. You will be prompted to record your first and last name and company name. Our next question comes from David Silverstein from Merrill Lynch.

David Silverstein:	Morning.

Bruce Williamson:	Hey David.

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David Silverstein:	Hey Bruce. Holli, can you help me bridge from ’06 to ’07 Dynegy standalone EBITDA because the number that I’m seeing looks fairly large in terms of the increase, much larger than I was looking for, which is obviously a good thing? But if I can help - get some help there.

Holli Nichols:	Sure. I think, you know, there are probably two or three components to it. The first is going to be our participation in the Illinois auction and the pricing associated with that on the up to 1400 megawatts even though the volumes were smaller the pricing was better.

And then you just need to, once you pull that out, look into the way that we’ve either taken our merchant volumes against the forward prices which are higher as well as the fact that we have been able to lock into some additional forward sales at favorable pricing as well. As Bruce and I both mentioned we expect to enter the year at 50% of our gross margin being hedged.

And then another big factor is the CoGen Lyondell steam contract. The - we have a contract that runs for about another two to three weeks that will be expiring. We have put into place a new contract and that has a $40 to $50 million dollar uplift period over period associated with that.

David Silverstein:	Yeah. So - yeah, and I know that you guys have given guidance previously on the CoGen Lyondell uplift. On the Midwest Gen contract I guess I was assuming something in the order of 100 million unless… Am I light on that?

Holli Nichols:	I think that’s probably a good number when you think about just the Illinois auction itself. Then you need to consider the other volumes that we didn’t put in for the Illinois auction and…

David Silverstein:	And the resulting pricing.

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Holli Nichols:	Right. And then the last point as well is G&A, one of the things that you’ll find if you look at the ’06 G&A numbers, it has a fairly sizeable amount of legal settlement charges. And so even though our run rate G&A last year for 2006 was about $140 million, the reported amount will be higher. And that’s associated with legal charges.

David Silverstein:	Okay. No, I thought that I had backed that out though when I looked at…

Holli Nichols:	Okay.

David Silverstein:	Your, you know, the last guidance you had provided. I guess your last earnings call you had suggested it was, you know, it was about $500 million for consolidated EBITDA and now we’re going to about $800 million for Dynegy standalone. So…

Holli Nichols:	That’s right.

Bruce Williamson:	Yeah.

David Silverstein:	Yeah, so $300 million uplift. Okay. That’s positive. I’ll follow-up offline with that.

And then the other thing is when you come up with your free cash flow on a consolidated basis that’s obviously before debt amortizations and whatnot or cash flow sweeps at the LS Power entity?

Holli Nichols:	That’s correct. That includes the interest coverage that we would pay but not any sort of principle amortization.

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David Silverstein:	So if you removed the principle amortization, then what are you looking at? Obviously barring any type of recapitalization here, what would you be looking at from a free cash flow perspective?

Holli Nichols:	The free cash flow, when I think about the sweeps associated with LS portfolio, are a little less than $100 million. We also have then amortization of the Sithe debt which is about $45 million.

And so those are really the financing that haven’t - they have principle amortization that has not been included in OCF.

David Silverstein:	Okay. So when you think about then — and this is kind of to Bruce — all these great investment opportunities that Mike Segal’s going to have for you through the JV and your free cash flow and your ability to go out and participate, I mean, is a recapitalization of LS into the Dynegy family a priority for you for ’07 after closing?

Bruce Williamson:	David, I, you know, what I’ve said there is we’ve got kind of a joint team led by Chuck and working closely with the treasury team of LS go, you know, going all through the right-hand side of the balance sheet.

I mean, you know, in the do nothing scenario I guess, you know, if we were to just hang LS off of Dynegy Inc. and it just - and it stays there, that’s one way to do it. That may not be the most efficient way.

And we would - we’re going to be looking at ways that we think, you know, can, like I said, improve flexibility and also cut or manage overall costs. And that could involve looking at whether assets stay out as the - a, I guess, a child of Dynegy Inc. or whether they fold in underneath Dynegy Holdings or whether they become siblings alongside. And all of that is on the table.

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David Silverstein:	Okay. Thank you very much.

Bruce Williamson:	Okay.

Coordinator:	Our next question comes from Lasan Johong from RBC Capital Markets.

Lasan Johong:	Thank you.

Bruce Williamson:	Hey Lasan.

Lasan Johong:	Hey Bruce. Hey Holli.

Holli Nichols:	Good morning.

Lasan Johong:	Good morning. Couple things. First of all, you guys had mentioned that you signed a 30-year PPA with Plum Point on 120 megawatts. Is that 30-year pricing fixed or is it fixed then floating? I mean how does that contract work?

Bruce Williamson:	Okay. I’m going to let Jason handle that. It’s basically a pass-through of…

Jason Hochberg:	Yeah.

Lasan Johong:	Okay. So it’s a tolling agreement?

Jason Hochberg:	Yeah. It’s a tolling agreement. There’s a fixed capacity payment. And we’ve passed through the fixed O&M expenses, coal expenses and the like. So it’s really - we’re commodity-neutral on those contracts.

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Lasan Johong:	Got it. In terms of the range in guidance, I want to be perfectly clear. The range is dependent on gas price sensitivity on the remaining 50% and then potential uplift from LS Power’s capacity monetization, correct? Is there anything else?

Bruce Williamson:	Also - well yeah. In effect LS comes into the year at around - yeah. It’s on unhedged volumes of - both from the Dynegy fleet as well as the smaller portions of, you know, open merchant capacity off of the LS side.

Holli Nichols:	And the other item, Lasan again, it’s around, you know, what are we capable of doing in the ancillary services market. You know, what happens with O&M expenses, our in-market availability, all those sorts of things lead as well to that range.

Lasan Johong:	Okay, perfect. And just one administrative stuff. What tax rate are you assuming for ’07?

Holli Nichols:	Effective tax rate of 38%

Lasan Johong:	Thank you.

Bruce Williamson:	And importantly, we don’t expect to be a cash tax payer.

Lasan Johong:	Right.

Bruce Williamson:	Okay?

Lasan Johong:	Yes. Thank you.

Bruce Williamson:	Thanks.

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Coordinator:	Our next question comes from Craig Shere from Calyon Securities.

Bruce Williamson:	Hi Craig.

Craig Shere:	Hi. How you doing Bruce?

Bruce Williamson:	Good.

Craig Shere:	Let me start with Holli. And then Bruce, I can come back to you. Hopefully it’ll be real quick.

Holli, I just want to get a sense for what the ’07 GAAP operating cash flow would be excluding changes in working capital and acquisition costs. Is the 145 in acquisition costs included in the OCF of 600 to 700 and what about working capital?

Holli Nichols:	It’s - there - the $145 is actually included in investing cash flow so it’s not in your OCF. And working capital changes built into this OCF number, I’d like to be able to follow up with you on that.

It’s not a significant driver of this OCF number. But I don’t know it off of the top of my head.

Craig Shere:	Okay. And how much benefit versus market are you seeing in the contract for ’07 other than the Illinois auction?

Holli Nichols:	I think maybe the best way to look at it is just to look at the EBITDA as an example for the Midwest region that we’ve laid out as being $745 to $795 million. You can compare that back to what we’re seeing for ’06.

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And that’s probably the best indicator of, you know, back out the $100 million associated with the auction and the remainder of that minus the LS add to the portfolio is the benefit we’re seeing.

Craig Shere:	Okay

Bruce Williamson:	Clearly you can do the same thing in the Northeast. And again I want to emphasize to people here that when you think about how we commercialize our portfolios, you know, we have taken a tack where we’ve been saying that we want to preserve some commodity upside potential for our investors.

If I drew a comparison of this year to last year, we came into 2006 approximately maybe 30% or call it 1/3 sold forward by virtue, largely just the Ameren contract. We view that, you know, power markets were going to continue to improve. And so coming into ’06 at let’s call it 1/3 fixed, 2/3 floating was a good position for the company.

We’re coming into this year both the combination of LS at - for nine months at about 74 or so percent fixed and 26% floating like what we talked about on September 15. But importantly Dynegy has been more aggressive now given the turn up in prices. So we pick up the auction as well as other bilateral contracts that we’ve done, and we should come into this year at about 50/50. So that’s a little bit more of a fixed position overall than we came into last year. That should add greater assurity (sic) for our investors and I think is reflective of the increase in prices.

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You know, what we want be is opportunistic. And, you know, we think that we were able to commercialize headed into ’07 with - at some good levels and be a little more opportunistic than we were a year ago.

Craig Shere:	Great. And Bruce, I’ve got a question on valuation for you. You’re…

Bruce Williamson:	Okay.

Craig Shere:	You’re saying that we should use free cash flow per share as a, you know, starting metric. But you would agree that, yeah, we shouldn’t take a multiple on free cash flow to the degree that it’s impacted by NOL benefits, working capital changes, or hurt by growth Capex. Is that a fair statement?

Bruce Williamson:	Generally speaking, yes.

Craig Shere:	Okay. So if we tax adjust $600 to $700 million OCF, subtract $170 million of maintenance, we get $430 to $530 - I’m sorry, $203 to $303. That’s ¢27 to ¢40 cents. So we’ve got to decide what multiple to assign to that.

And then you have the benefits of your NOLs. You have the benefits of your 50% interest in your growth portfolio. And then, you know, we have the negative of the extra environmental Capex relating to the consent decree which is not incorporated in that $170 maintenance Capex.

Is that roughly speaking a good way of thinking about how to - and I know - there’s a lot of questions there, what the NPV of these things are and what multiple to assign to cash flow per share. But is that roughly a reasonable way of approaching valuation?

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Bruce Williamson:	It’s pretty early in the morning to run down a sum of the parts. But I think generally you’re directionally correct. You know, I think another way to think about valuation for people, you know, in this sector is also to take a look at the types of assets that are there.

And when you think about, you know, peakers, combined-cycles and base load coal, if you - if I just break the portfolio into the three chunks, we’ve seen people look and/or have valuations on our peakers in the last, you know, let’s say 24 months where people have valued peakers at $50 to $75 a kW.

We sold one this year for $235 a kW. Market for peakers is probably $150 to $2 - let’s say $150 to $250. Two-fifty’s clearly in a good market so maybe if you want to be conservative, $150 to $225.

Then go to combined-cycle. And you look at the increases that have taken place in combined-cycle gas portfolios as the market has gotten tighter this year. You know, probably the most notable is a certain company who’s in bankruptcy. Their debt has doubled in value in the last probably 60 to 75 days. They’re combined-cycle fleets that trade over the counter like I’ve talked with you about and they’re trading at, you know, as much as $1000 or more a kW.

And so we’ve got - with LS we have very well positioned, low heat rate combined-cycle assets in New England and the West Coast which have a lot of barriers to entry. And assets on the ground are going to be, you know, getting back up to replacement cost and I think are well - very well positioned to make a lot of money in the, you know, future.

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And then base load coal, we’ve seen sum of the parts valuations on us where people have had us at 1000 a kW, 1100 maybe 1200. And, you know, again assets on the ground in good markets like the Midwest, replacement, you know, costs are substantially higher than those sorts of $1000 or $1200 a kW all in.

And construction times for people even if they, you know, get all their permits and break ground starting today, you know, they are looking at five years before they’re going to have an asset that’s up and running and making money. And so I think, you know, reflecting in your sum of the parts, coal assets at probably $1500 plus a kW, maybe $1800 a kW, is probably about the right place to be.

So I think you can look at it on a cash flow multiple like you’re doing but there also has to be a reflection of there still is a continuation of market recovery that’s taking place. So you might want to do it on a free cash flow multiple and then you also might want to do it on a dollar per kW basis and then try to triangulate between those two.

Craig Shere:	Great. I appreciate it.

Bruce Williamson:	Okay.

Coordinator:	Our next question comes from Brian Russo from Ladenburg Thalmann.

Brian Russo:	Good morning.

Bruce Williamson:	Hi Brian.

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Brian Russo:	On slide 28 you highlight the greenfield development opportunities. I was wondering if you could just discuss in more detail some of the various projects that might be in later stage of development and those that are most likely to enter the construction stage.

Bruce Williamson:	Well we gave an update on, you know, a couple of them, on Plum Point on which, well actually isn’t on this page. That was off, you know, PPAs off of Plum Point one and then a brief discussion. I touched on some changes at Long Leaf.

You know, I’ll let Jason comment on anything he chooses to in just a second. I mean one thing I want to emphasize that development is going to be kind of lumpy where, you know, we may go a quarter and nothing much is going to have changed. Or we may have a quarter where a lot of things pop out and permits and appeals lapse and draft permits are turned into final permits or things like that.

So one thing I want to emphasize to people is that, you know, we want to talk about development when things are done or when something has happened. I’m, you know, I don’t want to, you know, you know, get out over our skis and be talking about what we’re going to do.

I want to talk about what has happened as we approach development. And, you know, so with that as a backdrop, Jason, anything you want to add on development?

Jason Hochberg:

Yeah, sure. I mean just getting into a little more specifics. The Sandy Creek project in Texas which has substantially all of its permits, we could break ground on construction if we wanted to tomorrow. But there’s an appeal

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outstanding and we’re working through that and expect to have a hearing in the first quarter. So really this is, you know, I think the lead project in Texas.

The Long Leaf project we received our draft permits since we last spoke to you and went through the hearing process. And we’re anticipating permit issuance hopefully by the end of the year if not early first quarter.

And our other projects we are in various stages of development. We’re bidding into various RFPs. We’ve been short-listed on a couple of RFPs and are pursuing long-term PPAs.

And we also have a few projects that are in the early formative stages that are not even on this sheet. And, you know, hopefully in the coming quarters we will make more progress on them and get into more details.

But I think the important thing is that through this transaction Dynegy has in essence bought into the going concern of LS Power’s development portfolio. And we’re constantly adding and sometimes subtracting portfolios - or projects from the portfolio.

Brian Russo:	Okay. Thank you. And then my next question is regarding capital expenditures. It looks like total capex for 2007 is $415 million which includes $155 million for Plum Point.

How might we think about the trend in capex post 2007? Should we assume 2008 is comparable to that or less?

Bruce Williamson:	I think if you break capital down. I thought we…

Holli Nichols:	There’s a detailed sheet you’ll see on page…

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Bruce Williamson:	Had a slide in the appendix.

Holli Nichols:	Twenty-six.

Bruce Williamson:	Yeah.

Holli Nichols:	Is a good place to talk from. One of the things I would not that you’ll find at the bottom of that page, Brian, is the content decree spending. And you’ll see that in ’07 that’s projected to be $90 million and in ’08 projected to be $125. So that will be one difference.

Additionally you have LS - the LS portfolio for only nine months. And so there’s around $30 million give or take in the portfolio - in the projection for them right now. That number we would expect to be higher in ’08 as well when you have a full year.

Brian Russo:	All right. Thank you very much.

Man:	(Unintelligible).

Coordinator:	Our next question comes from Brian Chin from Citigroup.

Brian Chin:	Hi. Question on heat rates: could you give a little sense of what the heat rate sensitivity is for say an x-point move on heat rates would change your guidance outlook by x million gross margins or EBITDA?

Bruce Williamson:

Haven’t done a sensitivity like that that we’ve come out with. You know, I think it really - it gets pretty complicated because it changes by region. You know, in the Midwest with the base load coal, you know, a heat rate increase is

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going to lead to bet gas being on the market more of the year so that would open up the margin, you know, I guess I would say directly. You know, go out to the West where the LS assets are and their’s, you know, substantially hedged. There’s not going to be a lot of change that takes place there for ’07.

And in the Northeast it’s going to be, you know, probably the most complex mix because we’ve got everything from combined-cycle merchant to combined-cycle hedge to coal to dual fuel oil and gas.

So what we’ve tried to do is distill this down to natural gas which at the end of the day is probably still the most - the biggest variable that swings things in all of the markets and then emphasize to everybody like I talked on one of the earlier questions and during the presentation as Holli did as well that we’re coming into the year having been more opportunistic this year looking forward to ’07 and, you know, increasing the forward selling so that we’re around the 50% mark.

So Brian, I don’t know that I could come up with a model that does that for you on a nationwide basis.

Brian Chin:	Okay. And then one other question. I know you’ve talked very comfortably about your environmental capex numbers. But given Edison’s announcement with the state of Illinois yesterday, just any update on that, whether that’s relevant to you or…

Bruce Williamson:	They’re laid out on page 26 year by year out through 2012. And, you know…

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Holli Nichols:	This includes our settlement as well as…

Bruce Williamson:	Yeah. This is our state of Illinois settlement as well. And I think it reflects very nicely the work that Steve and Rich and Jennifer and people did to work with both EPA, Department of Justice, Illinois EPA, the Governor’s office, and put in place an overall global settlement rather than, you know, waiting things out.

So, you know, we’re very comfortable with these numbers. I mean Steve, these all report directly to you. You’re comfortable with the $675 total that’s on…

Steve Furbacher:	Yes.

Bruce Williamson:	Page 26.

Steve Furbacher:	We’re comfortable with the number. The numbers will move from year to years, some slightly as project timing varies. But we’re comfortable with the $675 as the number we reported last summer. And as we go forward, depending on what happens with labor and steel price we may find some differences. But…

Bruce Williamson:	Okay.

Steve Furbacher:	Right now we’re comfortable.

Brian Chin:	Great. Thank you very much.

Bruce Williamson:	Okay. Operator, we’ll do one more question.

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Coordinator:	Thank you. Matt Conlan from Weeden and Company, you may ask your question.

Bruce Williamson:	Hi Matt.

Matt Conlan:	Hey guys. Thank you very much. I had a question on the 2007 estimated depreciation. Judging by your third quarter annualized, that comes out to about $230 million standalone Dynegy. And your full year next year is only $280. That seems pretty low when you’re adding in a, you know, nine months of a $4 billion acquisition.

Holli Nichols:	Well let me look at that and try to reconcile for you Matt. I can tell you that I’m very comfortable with the $280.

Matt Conlan:	Okay.

Holli Nichols:	It’s possible, I’m wondering if in the number that you’re looking at for ’06, if that has the impairment charge of almost $100 million in it. That could be skewing the ’06 number.

So let us take that offline and I’ll follow back up with you on that. But $280 is a good number.

Matt Conlan:	Okay. Okay, thanks.

Bruce Williamson:	Okay. I’d like to thank everyone for their time this morning and interest in Dynegy, both this morning as well as throughout 2006. As we move into 2007 you should expect continued updates on our integration progress.

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And I look forward to seeing some of you at our spring conferences. More details about those investor conferences will be available early next year.

In addition you should all expect to receive a proxy early in the first quarter of 2007 where you will be asked to vote for the Dynegy LS Power combination. And I would like to remind everyone that a failure to vote is the same as a vote against the combination.

I would like to wish that everyone have a happy holiday season and look forward to talking with you all again in 2007.

END

Certain statements included in this transcript are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the statements concerning expectations relating to Dynegy’s proposed combination with LS Power, including benefits of the proposed combination, expected synergies and anticipated future financial operating performance and results including expected benefits to the common stockholders, future benefits of our liability management activities, and Dynegy’s estimated financial results for 2007. Historically, Dynegy’s performance has deviated, in some cases materially, from its cash flow and earnings estimates, and Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. While Dynegy would expect to update these estimates on a quarterly basis, it does not intend to update these estimates during any quarter because definitive information regarding its quarterly financial results is not available until after the books for the quarter have been closed. Accordingly, Dynegy expects to provide updates only after it has closed the books and reported the results for a particular quarter, or otherwise as may be required by applicable law.

Some of the key factors that could cause actual results to vary materially from those estimated, expected or implied include: changes in commodity prices, particularly for power and natural gas; the effects of competition and weather on the demand for Dynegy’s products and services; the impact of Dynegy’s short-term commercial strategy; the availability, ability to consummate, and effects of growth opportunities for Dynegy’s power generation business; obtaining shareholder and regulatory approvals required for the LS Power combination; ability to integrate the operations of Dynegy and LS Power; the condition of the capital markets generally and Dynegy’s ability to access the capital markets as and when needed; operational factors affecting Dynegy’s assets, including safety efforts, scheduled maintenance and blackouts or other unscheduled outages; Dynegy’s ability to transport and maintain fuel inventories, including coal and fuel oil; Dynegy’s remediation efforts regarding its existing material weaknesses; Dynegy’s ability to fund the projects mandated by the Baldwin consent decree; uncertainties regarding environmental regulations, litigation and other legal or regulatory developments affecting Dynegy’s businesses, including litigation relating to the western power and natural gas markets; and Dynegy’s ability to successfully complete its exit from the Customer Risk Management business and fund the costs associated with this exit. More information about the risks and uncertainties relating to these forward-looking statements are found in Dynegy’s SEC filings, including its Annual Report on Form 10-K for the year ended Dec. 31, 2005, as amended, its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006 and its Current Reports, which are available free of charge on the SEC’s web site at http://www.sec.gov. Dynegy expressly disclaims any obligation to update any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date of this release, except as otherwise required by applicable law.

WHERE YOU CAN FIND MORE INFORMATION

Dynegy has filed a preliminary proxy statement/prospectus with the SEC in connection with the previously announced proposed merger with LS Power. Investors and security holders are urged to carefully read the important information contained in the materials regarding the proposed transaction. Investors and security holders may obtain a copy of the preliminary proxy statement/prospectus and other relevant documents, free of charge, at the SEC’s web site at www.sec.gov. Copies of the final proxy statement/prospectus, once it has been filed with the SEC, will also be available, free of charge, on the SEC’s web site, and on Dynegy’s web site at www.dynegy.com and may also be obtained by writing Dynegy Inc. Investor Relations, 1000 Louisiana Street, Suite 5800, Houston, Texas 77002 or by calling 713-507-6466.

Dynegy, LS Power and their respective directors, executive officers, partners and other members of management and employees may be deemed to be participants in the solicitation of proxies from Dynegy’s shareholders with respect to the proposed transaction. Information regarding Dynegy’s directors and executive officers is available in the company’s proxy statement for its 2006 Annual Meeting of Shareholders, dated April 3, 2006. Additional information regarding the interests of such potential participants is included in the preliminary proxy statement/prospectus and other relevant documents filed with the SEC when they become available.